Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-153477, 333-146051, 333-140235, 333-78471, 333-78467, 333-78469, 333-78473, 333-50418, 333-50202, 333-65044, 333-102060, 333-111803, 333-125463 and 333-125464) and Form S-3 (Nos. 333-43842, 333-50810, 333-62330, 333-73366, 333-102064, 333-116196, 333-122906 and 333-128295) of Bottomline Technologies (de), Inc. of our report dated November 13, 2009 relating to the financial statements of PayMode®, a product line of Bank of America Corporation, which appears in Amendment No. 1 to the Current Report on Form 8-K/A of Bottomline Technologies (de), Inc. dated November 24, 2009.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
November 23, 2009